                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                   Under The Securities Exchange Act of 1934

                             (Amendment No.       )

                            Seven J Stock Farm, Inc.

    ------------------------------------------------------------------------
                                (Name Of Issuer)

                                   Common Par

- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   817851108

                      ------------------------------------
                                 (Cusip Number)

Check the following box if a fee is being paid with this statement (X). (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than 5% of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (see rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                      (Continued on the following page(s))

                               Page 1 of 5 Pages
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                        CUSIP NO. 817851108         13G

                      SEVEN J STOCK FARM, INC.

- -----------------------------------------------------------------------------------------------
1                    NAME OF REPORTING PERSON
                     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON.
                     Chemical Banking Corporation -- CBC
                     Texas Commerce Bank          -- TCB
- -----------------------------------------------------------------------------------------------
2                    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (A)
                                                                       (B)
- -----------------------------------------------------------------------------------------------
3                    SEC USE ONLY
- -----------------------------------------------------------------------------------------------
4                    CITIZENSHIP OR PLACE OF ORGANIZATION
                     Chemical Banking Corporation -- CBC
                     Texas Commerce Bank          -- TCB
- -----------------------------------------------------------------------------------------------
   NUMBER            5             SOLE VOTING POWER
     OF                            CBC -- 12,152
   SHARES                          TCB -- 12,152
BENEFICIALLY         --------------------------------------------------------------------------
  OWNED BY           6             SHARED VOTING POWER
    EACH                           CBC -- 87,579
 REPORTING                         TCB -- 87,579
  PERSON             --------------------------------------------------------------------------
   WITH              7             SOLE DISPOSITIVE POWER
                                   CBC -- 11,102
                                   TCB -- 11,102
                     --------------------------------------------------------------------------
                     8             SHARED DISPOSITIVE POWER
                                   CBC -- 88,629
                                   TCB -- 88,629
- -----------------------------------------------------------------------------------------------
9                    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                     CBC -- 99,731
                     TCB -- 99,731
- -----------------------------------------------------------------------------------------------
10                   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARE
- -----------------------------------------------------------------------------------------------
11                   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                     CBC -- 6.873%
                     TCB -- 6.873%
- -----------------------------------------------------------------------------------------------
12                   TYPE OF PERSON REPORTING*
                     CBC -- HC
                     TCB -- BK
- -----------------------------------------------------------------------------------------------

                     * SEE INSTRUCTION BEFORE FILLING OUT!

                            SEVEN J STOCK FARM, INC.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               Schedule 13G Under
                      The Securities Exchange Act of 1934

                           (Amendment No. 1)

Item  1(a).     NAME OF ISSUER:                           Seven J Stock Farm, Inc.

Item  1(b).     ADDRESS OF ISSUER:                        Suite 1453, 808 Travis Street,
                                                          Houston, Tx. 77002

                PRINCIPAL EXECUTIVE OFFICER:              John R. Parten, Chmn, Pres.

Item  2(a).     NAME OF PERSON FILING:                    This notice is field by CHEMICAL BANKING
                                                          CORPORATION (CBC) and its wholly owned
                                                          subsidiary, Texas Commerce Bank (TC).

Item  2(b).     ADDRESS OF PRINCIPAL BUSINESS OFFICE:     CBC:   270 Park Avenue
                                                                 New York, NY 10017
                                                          TCB:   P.O. Box 2558
                                                                 Houston, Tx. 77252

Item  2(c).     CITIZENSHIP:                              CBC -- Delaware
                                                          TCB -- Texas

Item  2(d).     TITLE OF CLASS OF SECURITIES:             Common Par

Item  2(e).     CUSIP NUMBER:                             817851108
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                                  Page 3 of 5

                                 SEVEN J STOCK FARM, INC.

Item 3.      IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK
             WHETHER THE PERSON FILING IS A:

             (a) [ ] Broker or dealer registered under Section 15 of the Act.
             (b) [X] Bank as defined in Section 3(a)(6) of the Act.
             (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act.
             (d) [ ] Investment Company registered under Section 8 of the Investment Company
                     Act.
             (e) [ ] Investment Adviser registered under Section 203 of the Investment
                     Advisers Act of 1940.
             (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or endowment Fund [see
                     Section 240.13d-1(b)(1)(ii)(F)].
             (g) [X] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G).
             (h) [ ] Group, in accordance with Section 240.13d-1(ii)(H).

Item 4.      OWNERSHIP:
             (a)  Amount Beneficially Owned: CBC -- 99,731
                                             TCB -- 99,731
             (b)  Percent of Class:          CBC -- 6.873%
                                             TCB -- 6.873%

             (c)  Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote:
                        CBC -- 12,152
                        TCB -- 12,152
                  (ii)  Shared power to vote or to direct the vote:
                        CBC -- 87,579
                        TBC -- 87,579
                  (iii) Sole power to dispose or to direct the disposition of:
                        11,102
                  (iv)  Shared power to dispose or to direct the disposition of:
                         CB  -- 88,629
                         TCB -- 88,629
Item 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:
             Not applicable

                                         Page 4 of 5

                                 SEVEN J STOCK FARM, INC.

Item 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:
             The beneficial interest reported has been acquired through fiduciary relationships. Beneficial ownership of portions of the shares reported is shared with unaffiliated persons, none of whose beneficial ownership in the subject shares exceeds five percent of the issuers outstanding shares.
Item 7.      IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH HOLDS THE SECURITY
             BEING REPORTED ON BY THE PARENT HOLDING COMPANY:
             Pursuant to rule 13(d) - 1(c): This notice is filed on behalf of both CBC and its subsidiary, TCB. In lieu of attaching an exhibit hereto, the identity of TCB is as set forth on the cover page hereof TCB is classified as a Bank, as such term is defined in Section (3)(a)(6) of the Securities Exchange Act of 1934, as
             amended,
Item 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THIS GROUP:
             Not applicable.
Item 9.      NOTICE OF DISSOLUTION OF GROUP:
             Not applicable.
Item 10.     CERTIFICATION:
             By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and did not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

SIGNATURE:   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

             Dated: February 10, 1995

TEXAS COMMERCE BANK                              CHEMICAL BANKING CORPORATION
- ---------------------------------------------    ---------------------------------------------
Alan Nemethy                                     John B. Wynne
Trust Officer of Chemical Bank                   Corporate Secretary
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